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                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                       American Radio Systems Corporation

                                   EXHIBIT 11


 (In thousands, except per share data)


                                                         Three          Three         Six          Six
                                                         Months         Months       Months       Months
                                                         Ended          Ended        Ended        Ended
                                                        June 30,       June 30,     June 30,     June 30,
                                                        --------       --------     --------     -------
                                                          1996           1995         1996         1995
                                                          ----           ----         ----         ----

Weighted average shares of common stock                 19,153          10,070       18,075        9,330
Add:
       Common stock equivalents in the form of
           stock options and warrants                      989             793          951          751
Weighted average common stock and                      -------         -------      -------     --------
        common stock equivalents                        20,142          10,863       19,026       10,081
Net Income:
        Net income applicable to common
           stockholders                                $ 2,077         $   379      $ 1,621      $ 5,067
Primary and fully diluted per common share
    amounts:
        Net income applicable to common
           stockholders                                $  .10          $   .03      $   .09      $   .50

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